EX 99.28(e)(1)(ii)

Amendment to
Amended and Restated Distribution Agreement between
JNL Variable Fund LLC and Jackson National Life Distributors LLC

This Amendment is made by and between JNL Variable Fund LLC, a Delaware limited liability company (“Company”), and Jackson National Life Distributors LLC (“JNLD”), a broker-dealer registered with the Securities and Exchange Commission and the Financial Industry Regulatory Authority.

Whereas, the Company and JNLD initially entered into a Distribution Agreement on December 15, 2003, along with several Amended and Restated Agreements thereafter (collectively, “Agreement”), whereby the Company appointed JNLD as distributor (“Distributor”) of the Shares of the separate funds (the “Funds”) set forth on Schedule A of the Agreement.

Whereas, the parties have agreed to amend the following section of the Agreement:

Section 9. “Effective Date and Termination of this Agreement”.

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement, as follows:

Delete Section 9. “Effective Date and Termination of this Agreement” in its entirety, and replace it with the following:

9.           Effective Date and Termination of this Agreement.   This Agreement will become effective as to the Company upon execution or, if later, the date that initial capital for the Company is first provided to it and, unless sooner terminated as provided herein, will continue in full force and effect for two years from the date of its execution.  With regard to any Fund added to the Company by execution of an Addendum to Schedule A, the term of this Agreement shall begin on the date of such execution.  Thereafter, if not terminated as to a Fund, this Agreement will continue as to each Fund from year to year through June 30th of each successive year, provided that such continuation is specifically approved at least annually (i) by the Board of Managers by vote cast in person at a meeting called for the purpose of voting on such renewal, or by the vote of a majority of the outstanding voting securities (as defined by the Act) of such Fund with respect to which renewal is to be effected, and (ii) by a majority of the non-interested members of the Board of Managers by a vote cast in person at a meeting called for the purpose of voting on such renewal.  Any approval of this Agreement or the renewal thereof with respect to a Fund by the vote of a majority of the outstanding voting securities of that Fund, or by the Board of Managers which shall include a majority of the non-interested members of the Board of Managers, shall be effective to continue this Agreement with respect to that Fund notwithstanding (a) that this Agreement or the renewal thereof has not been so approved as to any other Fund, or (b) that this Agreement or the renewal thereof has not been so approved by the vote of a majority of the outstanding voting securities of the Company as a whole. However, the addition or deletion of a Fund reflecting changes that have been formally approved by resolution by the Board of Managers will not require approval of an amendment to this Agreement by the Board of Managers.

This Agreement may be terminated at any time without the payment of any penalty by the Company by giving JNLD at least thirty (30) days’ previous written notice of such intention to terminate.  This Agreement may be terminated by JNLD at any time by giving the Company at least thirty (30) days' previous written notice of such intention to terminate.

This Agreement shall terminate automatically in the event of its assignment.  As used in the preceding sentence, the word “assignment” shall have the meaning set forth in Section 2(a)(4) of the 1940 Act.

In Witness Whereof, the Company and the Distributor have caused this Amendment to be executed as of July 1, 2013, effective as of May 30, 2013.

Attest:		JNL Variable Fund LLC

By:	/s/ Norma M. Mendez	By:	/s/ Kristen K. Leeman
		Name:	Kristen K. Leeman
		Title:	Assistant Secretary

Attest:		Jackson National Life Distributors LLC

By:	/s/ Paige McLaughlin	By:	/s/ James L. Livingston
		Name:	James L. Livingston, Jr.
		Title:	EVP, Operations